UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

HMN FINANCIAL INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

1016 Civic Center Drive NW

Rochester, Minnesota 55901

(507) 535-1200

March 21, 2024

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders to be held virtually on Tuesday, April 23, 2024, at 10:00 a.m., central time.

The corporate secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting. After completion of the business portion of the meeting, we may also review some items of general interest about our company.

Please vote your proxy through the Internet, by telephone or mark, date and sign the enclosed proxy card and return it in the accompanying postage-paid reply envelope as quickly as possible, even if you plan to attend the annual meeting virtually. If you later desire to revoke the proxy, you may do so at any time before the completion of voting at the annual meeting.

Sincerely,

Wendy S. Shannon
Chair of the Board of Directors

HMN FINANCIAL, INC.

Notice of Annual Meeting of Stockholders

to be held on April 23, 2024

Notice is hereby given that the annual meeting of stockholders of HMN Financial, Inc. will be held virtually on Tuesday, April 23, 2024 at 10:00 a.m., central time.

A proxy card and a proxy statement for the meeting are enclosed.

The meeting is for the purpose of considering and acting upon:

1.	election of three directors to serve until the conclusion of the third succeeding annual meeting of stockholders or until their successors have been duly elected and qualified;

2.	an advisory (non-binding) vote to approve the compensation of executives, as disclosed in this proxy statement (a “Say-on-Pay” vote);

3.	ratification of the appointment of Baker Tilly US LLP as our independent registered public accounting firm for 2024;

and such other matters as may properly come before the meeting, or any adjournments or postponements thereof. As of the date of this notice, the board of directors is not aware of any other such business to come before the meeting.

Any action may be taken on the foregoing proposals at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned or postponed. Stockholders of record at the close of business on March 1, 2024, are the stockholders entitled to receive notice of, and to vote at, the meeting and any adjournments or postponements thereof.

To attend the virtual meeting, you must register in advance at http://register.proxypush.com/hmnf no later than 4:00 p.m. central time on April 21, 2024. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting. A complete list of holders of shares entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, between 10:00 a.m. and 2:00 p.m., central time, Monday through Friday, at HMN Financial, Inc., 1016 Civic Center Drive NW, Rochester, Minnesota for a period of ten days prior to the meeting. The list of stockholders will also be available online via a “List Access Number” provided in the meeting access email for inspection during the meeting by any stockholder for any purpose germane to the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to attend the meeting virtually, please vote your proxy by telephone or through the Internet, in accordance with the voting instructions set forth on the enclosed proxy card, or mark, date and sign the enclosed proxy card and return it in the accompanying postage-paid reply envelope as quickly as possible. You may revoke your proxy at any time prior to the completion of voting at the annual meeting, and returning your proxy card or voting your proxy by telephone or through the Internet will not affect your right to revoke your proxy and vote online during the meeting.

HMN FINANCIAL, INC. BY ORDER OF THE BOARD OF DIRECTORS

Cindy K. Hamlin
Secretary

Rochester, Minnesota

March 21, 2024

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to Be Held on April 23, 2024:

The Proxy Statement and Annual Report on Form 10-K are available at

https://hmn-financial-inc.ir.rdgfilings.com/

Your vote is important. Thank you for voting.

PROXY STATEMENT

ABOUT THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of HMN Financial, Inc. of proxies to be used at the annual meeting of stockholders, which will be held virtually, on April 23, 2024, at 10:00 a.m., central time, and any adjournments or postponements of the meeting. The accompanying notice of annual meeting and this proxy statement are expected to be mailed to stockholders on or about March 21, 2024.

Certain information provided herein relates to Home Federal Savings Bank, a wholly owned subsidiary of our company referred to as “the bank.”

The board of directors requests that you vote on the proposals described in this proxy statement. You are invited to attend the meeting virtually, but you do not need to attend the meeting to cast your vote.

What are the purposes of the annual meeting?

At the annual meeting, we will ask our stockholders to vote on three matters:

1.	Election of three members to our board of directors to serve until the conclusion of the third succeeding annual meeting of stockholders or until their successors have been duly elected and qualified;

2.	An advisory (non-binding) vote to approve the compensation of executives, as disclosed in this proxy statement (a “Say-on-Pay” vote); and

3.	Ratification of the appointment of Baker Tilly US LLP as our independent registered public accounting firm for 2024.

We will also address any other matters as may properly come before the meeting, or any adjournments or postponements thereof. As of the date of this notice, the board of directors is not aware of any other such business to come before the meeting.

Following the meeting, our management may review some items of general interest about our company and, time permitting, may respond to appropriate questions submitted by stockholders.

Who is entitled to vote on the proposals to be considered at the meeting and described in this proxy statement?

Common stock is our only authorized and outstanding security entitled to vote at the annual meeting. In this proxy statement, when we refer to “stockholder,” we are referring to holders of our common stock, unless stated otherwise. Holders of record of our common stock as of the close of business on March 1, 2024, the record date, will be entitled to one vote for each share of common stock then held. As of March 1, 2024, we had 4,462,555 shares of common stock issued and outstanding. The number of issued and outstanding shares excludes shares held in our treasury.

Who is entitled to attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Access to the meeting will be available beginning at 9:45 a.m., central time.

How do I attend the annual meeting?

To attend the virtual meeting, you must register in advance at http://register.proxypush.com/hmnf no later than 4:00 p.m., central time, on April 21, 2024. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting. During the registration process, you will be able to submit written questions. On the meeting date, once you are successfully authenticated through your unique link, the information screen will be displayed. You can view information and meeting materials, submit written questions, and listen to the live audiocast. Following the completion of the annual meeting, our management may address stockholder questions that comply with the meeting rules of conduct, subject to time constraints. We may also post information in response to questions received on our website following the meeting.

Even if you plan to attend the annual meeting, please vote your proxy through the Internet, by telephone or mark, date and sign the enclosed proxy card and return it in the accompanying postage-paid reply envelope as quickly as possible so that your vote will be counted if you later are unable to attend the annual meeting virtually.

What constitutes a quorum?

The presence, virtually or by proxy, of one-third of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum for purposes of conducting business at the meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.

How do I vote?

If you are a registered stockholder, proxies in the accompanying form that are properly signed and duly returned to us, voted by telephone or through the Internet in accordance with the voting instructions set forth below, and not revoked, will be voted in the manner specified. We encourage you to vote by telephone or on the Internet, if possible, to reduce the costs of tabulating the vote.

To vote by Internet:

a.	Go to the web site at http://www.proxypush.com/hmnf.

b.	Please have your proxy card which includes your control number to create an electronic ballot.

c.	Follow the simple instructions provided.

To vote by telephone:

a.	Call toll free 1-866-883-3382.

b.	Please have your proxy card which includes your control number.

c.	Follow the simple instructions provided.

To vote by mail:

a.	Mark, sign and date your proxy card.

b.	Return it in the enclosed postage paid envelope.

If you hold your shares in “street name,” meaning you hold them through an account with a bank or broker, your ability to vote over the Internet or by telephone depends on your bank’s or broker’s voting procedures. Please follow the directions that your bank or broker provides.

All shares of our common stock represented at the meeting by properly executed proxies that have not been revoked, will be voted at the meeting in accordance with the instructions specified on the proxies.

May I revoke my proxy or change my vote?

A proxy given pursuant to this solicitation may be revoked at any time before voting is completed at the annual meeting. Proxies may be revoked by filing with our corporate secretary, before the meeting, a written notice of revocation bearing a later date than the date on the proxy. A vote may be changed by duly executing a proxy dated a later date than the earlier proxy and relating to the same shares and delivering it to our corporate secretary before the meeting, voting again via telephone or Internet before the applicable deadline, or voting online during the annual meeting. Attendance at the meeting will not by itself revoke a previously granted proxy.

What is the recommendation of the board of directors on voting my shares?

Our board of directors recommends a vote as follows:

•	FOR the election of each of the three nominated directors;

•	FOR the advisory (non-binding) approval of the compensation of executives, as disclosed in this proxy statement; and

•	FOR the ratification of Baker Tilly US LLP as our independent registered public accounting firm for 2024.

If no instructions are indicated on your proxy, then your shares will be voted in accordance with the foregoing recommendations. As of the date of this proxy statement, the board does not know of any matters, other than those described in the notice of annual meeting and this proxy statement, that are to come before the meeting. If any other matters are properly presented at the meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have, to the extent permitted by law, the discretion to vote on those matters in accordance with their best judgment.

What vote is required to approve each item?

If there is a quorum at the annual meeting, the matters to be voted upon by the stockholders require the following votes for such matter to be approved:

•

Election of Directors (Proposal 1). Directors are elected by a plurality of the votes cast at the meeting. This means that the three nominees receiving the greatest number of votes cast by the common stockholders will be elected. For this purpose, a vote against one or more director nominees, a properly executed proxy marked abstain with respect to the election of director nominees or a broker non-vote will have no effect on the outcome of the vote on the election of directors.

•

Advisory Vote to Approve of Executive Compensation (a “Say-on-Pay” vote) (Proposal 2). We will consider the stockholders to have approved the compensation of our executive officers, on an advisory, non-binding basis, if this proposal receives the affirmative vote of holders of at least a majority of the common stock for which votes are cast at the annual meeting. The advisory vote to approve the compensation of our executive officers is not binding on the board, but the compensation committee of the board will consider the vote of the stockholders when considering future executive compensation arrangements. A properly executed proxy marked abstain or a broker non-vote (discussed in more detail below) with respect to this proposal will not impact the outcome of this vote.

•

Ratification of Independent Registered Public Accounting Firm (Proposal 3). The affirmative vote of holders of at least the majority of the common stock for which votes are cast at the annual meeting is required for ratification of the appointment of Baker Tilly US LLP as our independent registered public accounting firm for 2024. A properly executed proxy marked abstain with respect to this proposal will not impact the outcome of this vote.

Generally, for all other items that properly come before the meeting, the affirmative vote of a majority of the common stock for which votes are cast at the annual meeting is required for approval. A properly executed proxy marked abstain or a broker non-vote with respect to any such item will not impact the outcome of the vote.

What are the effects of abstentions and broker non-votes?

If stockholders indicate on their proxy that they wish to abstain from voting on a particular proposal, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the meeting for purposes of determining a quorum, but are not considered present or votes cast for purposes of calculating the vote with respect to that proposal. A proxy marked abstain on Proposal 1, Proposal 2 or Proposal 3 will not impact the outcome of those proposals.

Although our shares of common stock are traded on the Nasdaq Global Market, we are subject to certain rules and regulations of the New York Stock Exchange, including those relating to the ability of brokers to vote on certain matters. If a stockholder does not give a broker holding the stockholder’s shares instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters that are not contested. For purposes of this proxy statement, the only “routine” matter is the ratification of Baker Tilly US LLP as our independent registered public accounting firm. Brokers cannot vote on their customers’ behalf on “non-routine” proposals. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have or does not exercise discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If a broker returns a “non-vote” proxy indicating a lack of authority to vote on a proposal, then the shares covered by such a “non-vote” proxy will be deemed present at the meeting for purposes of determining a quorum, but not present or a vote cast for purposes of calculating the vote with respect to that proposal. Therefore, broker non-votes will have no effect on any of the proposals to be voted upon by the stockholders.

May the meeting be adjourned?

The chair of the meeting, or the stockholders present, by vote of a majority of the shares entitled to vote by stockholders that are present or represented by proxy, may adjourn the meeting. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

Who pays the expenses incurred in connection with the solicitation of proxies?

We will bear the cost of solicitation of proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitation by mail, our directors and officers, as well as employees of the bank, may solicit proxies personally or by telephone without additional compensation.

How may I obtain additional copies of the annual report?

Our 2023 annual report on Form 10-K, including financial statements, is enclosed. The report is also available online at http://www.hmnf.com or https://hmn-financial-inc.ir.rdgfilings.com/. For additional printed copies, which are available without charge, please send a written request to 1016 Civic Center Drive NW, Rochester, Minnesota 55901, Attention: Corporate Secretary.

What is the deadline for submitting a stockholder proposal for the 2025 annual meeting?

We must receive stockholder proposals intended to be presented at the 2025 annual meeting of stockholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than November 22, 2024. The inclusion of any stockholder proposals in the proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including Rule 14a-8. To be timely under our by-laws, we must receive any other stockholder proposals (including director nominations) intended to be presented at the 2025 annual meeting of stockholders in writing at our principal executive office no later than 90 days in advance of the meeting (or if we do not publicly announce our annual meeting date 100 days in advance of the meeting date, by the close of business on the 10th day following the day on which notice of the meeting is mailed to stockholders or publicly made), and the notice must otherwise comply with certain other requirements contained in our by-laws as well as all applicable statutes and regulations. We currently anticipate that our 2025 annual meeting of stockholders will be held on April 23, 2025; therefore, we must receive notice of any business to be brought before that meeting by January 24, 2025. Written copies of all stockholder proposals should be sent to our principal executive offices at 1016 Civic Center Drive NW, Rochester, Minnesota 55901, Attention: Corporate Secretary. In addition to satisfying the foregoing requirements under our by-laws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 6, 2025.

What does it mean if I receive more than one proxy card or instruction form?

This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone, or mark, date, sign and return by mail all proxy cards. We encourage you to register all of your shares in the same name and address by contacting our transfer agent, EQ Shareowner Services, at
1‑800-468-9716. If you hold your shares through an account with a bank, broker or other nominee, you should contact your bank, broker or other nominee and request consolidation.

I share an address with another stockholder, how can I change the number of copies of the proxy statement that we receive?

Generally, we are sending only one copy of the proxy materials to eligible stockholders who share a single address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you are a stockholder of record at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials for the annual meeting or for our future meetings, or if you are a stockholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request by calling EQ Shareowner Services at 1-800-468-9716 or by providing written instructions to EQ Shareowner Services, Attn: Householding/HMN Financial, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854. If you are a stockholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our certificate of incorporation, as amended and restated, provides that the board of directors shall fix the number of directors from time to time. The size of the board has been set at nine members, subject to the power of the board to change the size of the board at any time. Proxies solicited by this proxy statement relate solely to nominees to our board for election by holders of our common stock and cannot be voted for more persons than the three nominees named below.

The members of our board of directors are divided into three classes. The terms of three current directors, Bradley C. Krehbiel, Mark E. Utz, and Barbara Butts Williams are scheduled to expire at the conclusion of the annual meeting. The board, based on the recommendations of its governance and nominating committee, has nominated Messrs. Krehbiel and Utz, and Ms. Butts Williams for election to serve as directors each for a term scheduled to expire at the conclusion of the annual meeting of stockholders to be held in 2027 and to hold office until her or his successor has been duly elected and qualified. Mark Utz’s service as a director began on May 22, 2012 when the Federal Reserve consented to his appointment. In accordance with the director term limits in our by-laws, this is the last time Mr. Utz will be eligible for reelection to the board of directors. It is intended that the proxies solicited on behalf of the board (other than proxies reflecting votes against or abstentions as to one or more nominees) will be voted at the meeting for the election of the nominees identified in this paragraph. If any nominee is unable to serve, the shares of common stock represented by all of these proxies may be voted for the election of a substitute as the board may recommend.

The board knows of no reason why any of the nominees, if elected, might be unable to serve. Except as described herein, there are no arrangements or understandings between any director or nominee and any other person pursuant to which the director or nominee was selected.

Selection of Director Nominees

Director Qualifications. The board, acting through the governance and nominating committee, is responsible for selecting director nominees. The board and the governance and nominating committee believe that the board as a whole and its members individually should possess a combination of skills, professional experience, and business judgment necessary to oversee our company’s current and future operations and represent stockholders’ interests. The attributes that the board believes every director nominee should possess include:

•	notable or significant business or public service achievement and experience;

•	familiarity with, knowledge of, or experience in, the commercial banking industry;

•	familiarity with, knowledge of, or experience in, managing risk;

•	the highest character and integrity;

•	knowledge and understanding of the business and social environment in the primary geographical areas in which we operate;

•	an understanding of their obligation to represent the interests of all stockholders;

•	freedom from conflicts of interest that would interfere with their ability to discharge their duties or that would violate any applicable laws or regulations;

•	capability of working in a collegial manner with persons of diverse educational, business and cultural backgrounds; and

•	ability to devote the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities.

Our by-laws require that directors have their primary domicile in a county where the bank has a full service branch. This requirement may be waived by a majority of the board so long as a majority of the directors currently serving on the board have their primary domicile in a county where the bank has a full service branch. Our by-laws also require that each director must receive (or have been deemed to receive) any approval, waiver or non-objection required by the company’s and the bank’s federal regulators. This qualification requirement may be waived by a majority of the board in its sole discretion.

Procedures Regarding Director Candidates Recommended by Stockholders. As set forth in its charter, the governance and nominating committee will consider director candidates recommended by stockholders if the recommended director candidate would be eligible to serve as a director under our by-laws.

In order to be considered by the governance and nominating committee, a stockholder recommendation of a director candidate must set forth all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required pursuant to Regulation 14A under the Exchange Act (including the potential director’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

The governance and nominating committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. This consideration will include an assessment of each candidate’s experience, integrity, competence, diversity, skills and dedication in the context of the needs of the board. Each candidate will be evaluated in the context of the board as a whole, with the objective of recommending a group of nominees that can best perpetuate the success of the business and represent stockholder interest through the exercise of sound judgment based on a diversity of experience. None of the company’s stockholders recommended candidates for the board of directors in connection with this annual meeting.

Rather than recommending director candidates to the governance and nominating committee, stockholders may directly nominate a person for election to the board by complying with the procedures set forth in our by-laws, any applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and any other applicable laws. For more information regarding the submission of stockholder nominations of director candidates, please refer to the section entitled “Stockholder Proposals,” as well as the Q&A appearing at the beginning of this proxy statement.

Board Diversity. Neither the governance and nominating committee nor the board has a formal policy with regard to the consideration of diversity in identifying director nominees. However, the governance and nominating committee considers diversity on the board in evaluating potential director nominees and believes that diverse perspectives are represented on the board, within the constraints of our by-law requirement that generally directors must have their primary domicile in a county where the bank has a full service branch.

The following chart summarizes certain self-identified personal characteristics of our directors for both of the past two years, in accordance with Nasdaq Listing Rule 5606. Each term used in the table has the meaning given to it in the rule and related instructions.

Board Diversity Matrix (As of January 23, 2024 and March 1, 2023)

	January 23, 2024		March 1, 2023
Total Number of Directors	9		9
	Female	Male	Female	Male
Part I: Gender Identity
Directors	3	6	2	7
Part II: Demographic Background
African American or Black	1		1
White	2	6	1	7

Board of Directors

The following table sets forth certain information regarding each director or director nominee:

Name	Age	Position	Director Since
Nominated for Election for term expiring in 2026:
Pamela K. Bishop	61	Director	2023
Sequoya S. Borgman	48	Director	2019
David R. Oeth	67	Director	2023

Term expiring in 2025:
Jeffrey W. Bolton	68	Director	2022
Wendy S. Shannon	70	Chair and Director	2013
Hans K. Zietlow	63	Director	2016

Term expiring in 2024:
Bradley C. Krehbiel	65	Director; President/CEO of the company and the bank	2009
Mark E. Utz	63	Director	2012
Barbara Butts Williams	74	Director	2021

Pamela K. Bishop is currently Vice President of Entrepreneurship at the Southern Minnesota Initiative Foundation (SMIF) and had previously served as Vice President of Economic Development for SMIF since from 2006 to 2024. She was the Regional Business Development Services Director for North Iowa Area Community College from 2005 to 2006. From 1997 to 2005 she was Executive Vice President and Business Incubator Director at the Albert Lea Economic Development Agency. She has served as a member of the board of directors of the University of Minnesota Extension Southeast Regional Sustainable Development Partnership since 2022.

Ms. Bishop brings to the board over 25 years of community and economic development experience, as well as extensive knowledge of the small and entrepreneurial businesses in the primary markets we serve.

Jeffrey W. Bolton has served as an independent consultant for health services and economic development firms since February 2022. Previously, he served as chief administrative officer of the Mayo Clinic from 2013 to November 2021 and as its chief financial officer from 2002 to 2013. Prior to working for the Mayo Clinic, Mr. Bolton held various business and finance-related positions at Carnegie Mellon University, including chief financial officer and vice president for business and planning. Mr. Bolton currently serves on the board of Enhabit Home Health and Hospice, a NYSE-listed company that provides home health and hospice services in 351 locations across 34 states (Audit Committee and Compliance and Quality of Care Committee); as the board chair for Resoundant, a privately owned magnetic resonance elastography device manufacturer; is on the board of M. Lee Pearce Foundation, a philanthropic foundation with assets in excess of $200 million; is a member of the board of MCS, Inc., a privately held reference lab business and is chair of the finance committee and a member of the audit committee; and is the chair of the academic affairs committee of St. Olaf college, a national liberal arts college in Minnesota.

Mr. Bolton brings extensive management experience to our board, having served as the chief administrative officer and chief financial officer of the Mayo Clinic, the largest employer in our Rochester Minnesota market area. In addition, Mr. Bolton brings a strong understanding of the local market including its exposure to economic risks.

Sequoya S. Borgman has served as Founder and Managing Director of Borgman Capital LLC, a privately held investment firm focused on acquiring majority interests in established closely held lower-middle market companies, since October 2017. Mr. Borgman has two decades of mergers & acquisitions structuring, planning and due diligence experience. Prior to forming Borgman Capital LLC, Mr. Borgman was a Partner and practice leader for RSM US LLP, a large multi-national public accounting firm, from August 2012 to October 2017. Prior to joining RSM US, LLP, he was a practice leader and Managing Director at KPMG LLP. Mr. Borgman has significant experience consulting on complex transactions for large public and large and small private companies, many with international operations. He has been involved in numerous merger, acquisition, restructuring and financing transactions over his career. Mr. Borgman is an inactive Certified Public Accountant and sits on numerous private company, non-profit, and professional organization boards.

Mr. Borgman brings in-depth experience as a financial professional that is beneficial to our board. Also, he has a strong working knowledge of the Wisconsin business environment, particularly as it relates to the banking market.

Bradley C. Krehbiel has been a director of the company since 2009, President of the company since 2010 and President of the bank since 2009. He has also served as the Chief Executive Officer of the bank and the company since 2012. Prior to that, he had been the Executive Vice President of the bank since 2004. Mr. Krehbiel joined the bank as Vice President of Business Banking in 1998. Prior to his employment at the bank, Mr. Krehbiel held several positions in the financial services industry. Mr. Krehbiel is also currently the chair of the Board of Directors of the Rochester Symphony Orchestra & Chorale.

Mr. Krehbiel brings to our board the financial services industry insights and perspectives gained through his extensive financial services industry experience. In addition, as an executive of our banking subsidiary for over 18 years, Mr. Krehbiel contributes a unique understanding of, and perspective on, our banking operations to our board.

David R. Oeth has served as a volunteer and area coordinator for the Rochester Area Volunteer Income Tax Assistance (VITA) program since 2018. He previously served as a Partner at RSM US LLP from 1979 to 1984 and from 1987 to 2017. From 1984 to 1987, he served as an International Tax Manager for Pioneer Hi-Bred International.

Mr. Oeth brings 30 years of experience with a national accounting firm providing tax consulting and compliance services to businesses and professionals in our major market area which can assist the board in understanding and addressing complex accounting and financial reporting issues.

Wendy S. Shannon served as an educational consultant for PTECH, Pathways in Technology Early College High School, from November 2019 to April 2020. She served as the chair of the Rochester Education Department, Director of the Graduate Induction Program, and Assistant Professor at Winona State University from 2012 to June 2018. She is the former Superintendent of the Byron School District, a position she held from 1999 to 2012. Prior to 1999, Dr. Shannon served as the Executive Director of the Zumbro Education District; Management Development Specialist, Minnesota Department of Transportation; Facilitator for Minnesota Educational Effectiveness Program, Director Principal Leadership Program; and a secondary education teacher. Dr. Shannon is a former Trustee and Chair of the Rochester Area Foundation, former Chair and member of the United Way of Olmsted County, Chair of the Chancellor’s Advisory and Advocacy Committee, University of Minnesota, Rochester, and a member of the RAF Scholarship Committee.

Dr. Shannon has over 44 years of extensive experience as a leader in nonprofit, government and education settings in the Rochester area. She has management, process, strategic planning and human resource skills that contribute to strengthening organizations and the community.

Mark E. Utz has been an attorney at Rochester law firm Wendland Utz, Ltd. since 1991, where he advises clients on business, real estate and estate planning matters. Previously, he was an attorney in the tax department at Arthur Andersen in Chicago. He is a Board Certified Real Property Law Specialist (issued by the Minnesota State Bar Association) and an accredited estate planner with the National Association of Estate Planners. Mr. Utz is a member of the Chancellor’s Advisory and Advocacy Council, University of Minnesota, Rochester. Mr. Utz is a past member of the Board of Directors of: the Rochester Area Chamber of Commerce (Chair, Government Forums Committee); the Rochester Area Builders Association (Chair, Governmental Affairs Committee); the Rochester Area Economic Development, Inc. (Chair); the Rochester Public Utility; Rochester Area Foundation (Chair); the Ronald McDonald House (President); the Greater Rochester Advocates for Universities and Colleges (GRAUC, Chair); the Rochester Estate Planning Council (Chair); Rochester Rotary Riser (President); and, was a member of the Minnesota Zoo Board of Trustees.

Mr. Utz’ experience and expertise assist the board in understanding and addressing corporate law and corporate governance issues that impact the company. Mr. Utz brings to our board a strong understanding of the Rochester, Minnesota community, its leaders, its financial service needs and its exposure to economic risks.

Barbara Butts Williams has served in several leadership roles at Capella University since 2002 and has served as Executive Dean, Social Responsibility and Community Engagement & Dean Emerita of Business. She serves on Capella’s School of Business, Technology and Healthcare’s Advisory Board and Strategic Education, Inc., CEO’s Council on Diversity, Equity and Inclusion as an advisor. Previously, she served as Dean, School of Business and Technology, Dean, School of Education and various other executive leadership positions. Prior to joining Capella University, Dr. Butts Williams held executive positions at several Minnesota companies over 20 years including; Control Data Corporation, (Ceridian), St. Paul Companies (Travelers) and Wilson Learning Corporation. She has made significant contributions to Minnesota’s non-profit and civic community including; commissioner on Minnesota’s regional planning authority Metropolitan Council and board chair and trustee emeritus Metropolitan State University Foundation Board. Currently, she serves on the board of Allina Health as Chair of Human Resources and Compensation committee and member of the Philanthropy committee, Minnesota Chapter of NACD and Children’s Dental Services of Minnesota board member. Previously, Dr. Butts Williams served as Vice-chair and member of the Board of Commissioners for Minnesota’s Sports Facilities Authority (U.S. Bank Stadium 2012-2020). She has been recognized by several organizations including Minneapolis - St. Paul Business Journal’s 2016 Business Career Achievement Award, in 2019 Minnesota Twin Cities Business Magazine Outstanding Corporate Director’s Award and she was inducted as a 2019 Junior Achievement of The Upper Midwest Business Hall of Fame Laureate.

Dr. Butts Williams has nearly five decades of leadership experience spanning the public, private, higher education and non-profit sectors in both highly regulated and non-regulated industries. She brings to our board valuable knowledge and expertise in the areas of workforce readiness, succession planning, corporate governance, social responsibility, strategic business acumen, and diversity, equity and inclusion.

Hans K. Zietlow has been in sales for Northwest Realty, Inc., a real estate brokerage, since 2004. From 1999 to 2018, Mr. Zietlow served as the Director of Real Estate for Kwik Trip, Inc. retail convenience stores, which consist of over 650 sites in Minnesota, Wisconsin and Iowa. In that role, Mr. Zietlow oversaw the development of all Kwik Trip real estate. From 2003 to 2018, Mr. Zietlow also served as the Director of Development for Northwest Investments, a real estate development firm.

Mr. Zietlow has 20 years of senior executive experience in the evaluation, execution and acquisition of commercial real estate development and growth strategies. Mr. Zietlow brings to our board a keen industry knowledge of intrastate and interstate business, operations, and collaboration with multiple local governmental tribunals as well as an understanding of successful real estate growth strategies.

The board recommends that stockholders vote FOR the election of each of the three candidates nominated for election as indicated above.

PROPOSAL 2 – ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, stockholders are being given the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our executives, as disclosed in this proxy statement, including the information presented under the heading “2023 Executive Compensation.”

This is an advisory vote only, and neither the company nor our board of directors will be bound to take action based upon the outcome. While the vote is advisory, the compensation committee will consider the vote of the stockholders when considering future executive compensation arrangements.

We are presenting this proposal, which gives you as a stockholder the opportunity to vote to approve our executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in the proxy statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Summary Compensation Table and the other compensation tables and narrative disclosure.”

The board recommends that stockholders vote FOR the approval of the compensation awarded to the executives, as disclosed in this proxy statement.

We currently hold our Say-on-Pay vote every year. Stockholders will have an opportunity to cast an advisory vote on the frequency of Say-on-Pay votes at least every six years. The next advisory vote regarding the frequency of future Say-on-Pay votes will occur no later than our annual meeting to be held in 2025.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Baker Tilly US LLP, an independent registered public accounting firm, to be our independent registered public accounting firm for 2024, subject to ratification by the stockholders.

The audit committee has recommended that the board submit the appointment of Baker Tilly US LLP for ratification in order to ascertain the view of the stockholders. If the stockholders do not ratify the appointment, the audit committee will review the appointment. Even if the appointment is ratified, the committee may, in its sole discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in the best interests of the company.

The board recommends that stockholders vote FOR the ratification of the appointment of Baker Tilly US LLP as our 2024 independent registered public accounting firm.

CORPORATE GOVERNANCE

Board Leadership Structure and Role in Risk Oversight

The board of directors is committed to its role in providing objective risk oversight of the company. The structure and responsibilities of the board’s membership, leadership and committees is a critical aspect of our corporate governance to fulfill this role.

The company’s corporate governance guidelines require that a substantial majority of the board be “independent directors,” and the board believes its process of selecting and nominating a diverse membership with a combination of skills, professional experience and business judgment is an important element in accomplishing its risk oversight responsibility. The board does not have a policy on separating the offices of Chair of the Board and Chief Executive Officer since it believes it should be free to make the choice from time to time that is in the best interests of the company and its stockholders. While there is no policy, it is the current practice of the board to have the Chair be an independent board member. Currently, Dr. Wendy Shannon serves as the Chair of the Board and Mr. Krehbiel serves as President and Chief Executive Officer of the company and the bank and as a director. The board believes this is the most appropriate structure for the company at this time and contributes to objective risk oversight because it makes use of Dr. Shannon’s experience on our board and her extensive understanding of corporate governance and risk oversight that she has developed from her extensive management and process skills from her service on non-profit boards of directors, while freeing Mr. Krehbiel to focus his energies on the operations of the company and the bank.

The chairs of board committees are selected by the full board based on their experience and expertise, including consideration of their understanding of the risk oversight associated with their respective committee. The board of directors and the audit, compensation and governance and nominating committees of the board coordinate with each other, through the leadership of Dr. Shannon and the committee chairs, to provide enterprise-wide risk oversight of management and the company’s operations. Our committees address risk-related matters during their meetings and the committee chairs regularly report to the full board on risk-related matters, providing the full board with integrated insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks. In addition, our banking subsidiary has its own board of directors and audit, loan, information technology, compliance and asset/liability management committees whose responsibilities include risk management for the bank. The management and committees of our banking subsidiary also provide reports to our board of directors regarding activities related to risk management.

At meetings of the board of directors and its committees, directors receive regular updates from management regarding risk management. The chief financial officer, chief operating officer and other senior management of our banking subsidiary, who are responsible for instituting risk management practices that are consistent with our overall business strategy and risk tolerance, report directly to Mr. Krehbiel and lead management’s risk discussions at board and committee meetings. Outside of formal meetings, the board, its committees and individual board members have full access to senior executives and management for, among other purposes, discussions of risks facing our company and the management of those risks.

Prohibition of Employee, Officer and Director Hedging

Each of our directors, officers, other employees and their designees are prohibited from (i) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities and (ii) otherwise engaging in transactions that hedge or offset, or are designed to hedge of offset, any decrease in the market value of our equity securities. Notwithstanding the foregoing, portfolio diversification transactions and investments in broad-based index funds is generally permitted. The prohibition applies to securities granted to the covered persons as part of compensation for their service to the company plus any other company securities held by them, whether directly or indirectly.

Committees of the Board of Directors

The board of directors has standing audit, compensation, executive and governance and nominating committees. The directors’ current committee memberships are indicated in the following table:

Director	Audit Committee	Compensation Committee	Executive Committee	Governance and Nominating Committee
Pamela K. Bishop	–	–	Alternate	–
Jeffrey W. Bolton	Chair	–	Alternate	Member
Sequoya S. Borgman	Member	Member	Alternate	-
Bradley C. Krehbiel	–	–	Member	–
David R. Oeth	Member	–	Alternate	Member
Wendy S. Shannon	Alternate	Chair	Member	–
Mark E. Utz	–	Member	Alternate	Chair
Barbara Butts Williams	–	Member	Alternate	–
Hans K. Zietlow	–	–	Alternate	Member

Committee membership is generally determined in April or May of each year.

Audit Committee. The audit committee oversees our financial reporting process by, among other things, recommending and taking action to oversee the independence of the independent registered public accounting firm and selecting and appointing the independent registered public accounting firm. The board has determined that all members of the audit committee are independent as that term is defined in the applicable Nasdaq listing standards and regulations of the SEC and that all members are financially literate as required by the applicable Nasdaq listing standards. In addition, the board has determined that Mr. Bolton has the financial experience required by the applicable Nasdaq listing standards and is an audit committee financial expert as defined by applicable regulations of the SEC. The responsibilities of the audit committee are set forth in the audit committee charter, which is available on our website at www.hmnf.com. The audit committee reviews and reassesses its charter annually.

Compensation Committee. The compensation committee oversees and administers the compensation and benefits programs for executive officers and directors, including our 2017 Equity Incentive Plan, and reviews and reports to the board on matters concerning compensation plans and the compensation of certain executives. The board has determined that all members of the compensation committee are independent as that term is defined in the applicable Nasdaq listing standards. The responsibilities of the compensation committee are set forth in the compensation committee charter, which is available on our website at www.hmnf.com. The compensation committee reviews and reassesses its charter annually.

The compensation committee has the full authority to determine all elements of the compensation for Mr. Krehbiel and to approve all elements of the compensation of our other executive officers. In approving compensation actions for the other executive officers, the compensation committee receives regular input and recommendations from Mr. Krehbiel and ascribes significant weight to his recommendations. Our chief financial officer and his staff, together with outside professionals, assist the compensation committee in evaluating the financial, accounting and tax treatment of existing and potential elements of our executive compensation program.

The compensation committee has the authority to retain independent compensation consultants to assist in the evaluation of executive officer compensation, and since 2010 has engaged Blanchard Consulting Group as its independent compensation consultant. Blanchard Consulting Group has assisted the compensation committee in refining the committee’s compensation philosophy, defining characteristics of peer financial institutions and identifying particular peer group entities, compiling peer group compensation data, analyzing the elements of compensation, developing incentive compensation systems and ensuring compliance with regulatory requirements. The compensation committee has assessed the independence of Blanchard Consulting Group pursuant to the rules of the SEC and applicable Nasdaq listing standards and concluded that no conflict of interest exists that would prevent Blanchard Consulting Group from independently advising the compensation committee.

Executive Committee. The executive committee acts on issues arising between regular board meetings. The executive committee possesses the powers of the full board between meetings of the board.

Governance and Nominating Committee. The governance and nominating committee selects candidates as nominees for election as directors and advises and makes recommendations to the board on other matters concerning directorship and corporate governance practices, including succession plans for our executive officers. The board has determined that all members of the governance and nominating committee are independent as that term is defined in the applicable Nasdaq listing standards. The responsibilities of the governance and nominating committee are set forth in the governance and nominating committee charter, which is available on our website at www.hmnf.com. The governance and nominating committee reviews and reassesses its charter annually.

Board and Committee Meetings

The board held nine meetings during 2023. The audit committee held five meetings during 2023. The compensation committee held three meetings during 2023. The governance and nominating committee held five meetings during 2023. The executive committee did not meet during 2023. Each of our directors attended at least 75% of the meetings of the board and all committees on which the director served.

Director Independence

The board has determined that none of our directors (except for Mr. Krehbiel, who is an employee of the bank) or director nominees have a material relationship with our company other than service as a director (either directly or as a partner, stockholder or officer of an organization that has a material relationship with our company). Mr. Utz is the President and a stockholder of more than a 10% equity interest in Wendland Utz, which provided certain legal services to the company over the past few years. We concluded that the services provided by Mr. Utz did not impact his independence under the applicable Nasdaq listing standards due to the de minimis amount of fees paid by the company to Wendland Utz. As discussed in more detail under “Certain Transactions” below, certain of our directors have loans with the bank. The board concluded that such loans did not impact the independence of any of the directors or director nominees under the applicable Nasdaq listing standards. Therefore, each of Messrs. Bolton, Borgman, Oeth, Utz and Zietlow, Ms. Bishop, and Drs. Shannon and Butts Williams is independent within the meaning of applicable Nasdaq listing standards.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our senior management and financial reporting employees. This code is available on our website at www.hmnf.com.

Stockholder Communication with the Board

The board of directors provides a process for stockholders to send communications to the board or any of the directors. Stockholders may send written communications to the board or any of the directors c/o Chief Financial Officer, HMN Financial, Inc., 1016 Civic Center Drive N.W., Rochester, Minnesota 55901. All communications will be compiled by the Chief Financial Officer and submitted to the board or the individual directors on a periodic basis. Communications directed to the board in general will be forwarded to the appropriate director(s) to address the matter.

Director Attendance at Annual Meetings

Directors are expected to attend the annual meeting of stockholders. In 2023, all of our then-serving directors attended the annual meeting of stockholders.

Stockholder Proposals

Under our by-laws, certain procedures are provided that a stockholder must follow to introduce an item of business at an annual meeting of stockholders or to nominate persons for election as directors. These procedures provide, generally, that stockholders desiring to bring a proper subject of business before the meeting, or to make nominations for directors, must do so by a written notice received by our corporate secretary, containing the name and address of the stockholder as they appear on our books and the class and number of shares owned by the stockholder, not later than 90 days in advance of the meeting (or if we do not publicly announce our annual meeting date 100 days in advance of the meeting date, by the close of business on the 10th day following the day on which notice of the meeting is mailed to stockholders or publicly made). If the notice relates to an item of business, it also must include a representation that the stockholder intends to attend the meeting. Notice of an item of business shall include a brief description of the proposed business and a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of business by the stockholder and any material interest of the stockholder in the business. If the notice relates to a nomination for director, it must set forth the name and address of any nominee(s), any other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by the board, and the consent of each nominee to be named in the proxy statement and to serve on the board.

The chair of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of our by-laws are available from our corporate secretary.

Related Person Transaction Approval Policy

Our board of directors has adopted a written policy for related person transactions, which sets forth our policies and procedures for the review, approval or ratification of transactions subject to the policy with related persons who are subject to the policy. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships that have a financial aspect and in which we are a participant and a related person has a direct or indirect interest. Our policy, however, exempts the following:

•	our payment of compensation to a related person for that person’s service to us in the capacities that give rise to the person’s status as a “related person”;

•	transactions available to all of our employees or all of our stockholders on the same terms;

•

any extension of credit by our banking subsidiary in which a related person has a direct or indirect interest and which complies with the requirements of Regulation O under Title 12 of the Code of Federal Regulations and has been approved by either the board of directors of our banking subsidiary or its loan committee; and

•	transactions, which when aggregated with the amount of all other transactions between the related person and our company, involve less than $120,000 in a fiscal year.

We consider the following people to be related persons under the policy:

•	all of our executive officers and directors;

•	any nominee for director;

•	any immediate family member of any of our directors, nominees for director or executive officers; and

•	any holder of more than 5% of our common stock, or an immediate family member of the holder.

The audit committee of our board of directors must approve any related person transaction subject to this policy before commencement of the related person transaction, except as otherwise provided below. The committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve a related person transaction:

•	whether the terms are fair to our company;

•	whether the transaction is material to our company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking any actions that the committee deems appropriate.

If one of our executive officers becomes aware of a related person transaction that has not previously been approved under the policy:

•

if the transaction is pending or ongoing, it will be submitted to the audit committee promptly and the committee will consider the transaction in light of the standards of approval listed above. Based on this evaluation, the committee will consider all options, including approval, ratification, amendment, denial or termination of the related person transaction; and

•	if the transaction is completed, the committee will evaluate the transaction in accordance with the same standards to determine whether rescission of the transaction is appropriate and feasible.

There were no related person transactions in 2023 or 2022 required to be reported in this proxy statement.

Clawback Policy

Effective October 2, 2023, our board of directors adopted a Compensation Recovery Policy (the “Clawback Policy”) in accordance with the Nasdaq listing standards. The Clawback Policy applies to all incentive-based compensation, which is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, received by our current or former executive officers who is or was an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act, including our named executive officers.

The Clawback Policy applies in the case of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Clawback Policy provides that promptly following such an accounting restatement, the compensation committee will determine the amount of the erroneously awarded compensation, which is the excess of the amount of incentive-based compensation received by current and former executive officers during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts. The Company will provide each such executive officer with a written notice of such amount and a demand for repayment or return. If such repayment or return is not made within a reasonable time, the Clawback Policy provides that the Company will recover the erroneously awarded compensation in a reasonable and prompt manner using any lawful method, subject to limited exceptions as permitted by Nasdaq. Our current Clawback Policy is available on our website, http://www.hmnf.com.

Certain Other Transactions

The bank follows a policy of granting loans (including overdraft protection features on checking accounts) to eligible directors, officers, employees and members of their immediate families for the financing of their personal residences and for consumer purposes. The bank policy requires that all loans to directors and executive officers (i) are made in the ordinary course of business, (ii) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to us or the bank, (iii) do not involve more than the normal risk of collectability or other unfavorable features, (iv)  comply with Regulation O under Title 12 of the Code of Federal Regulations, and (v) are approved by either the board of directors of the bank or its loan committee in each case with the interested party abstaining from participating directly or indirectly in the voting. As of December 31, 2023, there were no outstanding loans from the bank to directors, executive officers or any affiliates of directors or executive officers.

Change in Independent Registered Public Accountant

In November 2022, the audit committee approved the dismissal of CLA as the company’s independent registered public accounting firm, effective upon completion of the audit of the company’s consolidated financial statements for the fiscal year ending December 31, 2022. The reports of CLA on the company’s consolidated financial statements for the fiscal years ended December 31, 2021 and December 31, 2020 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audit of the company’s consolidated financial statements for the two fiscal years and subsequent interim period preceding the dismissal, (i) there were no disagreements with CLA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to CLA’s satisfaction, would have caused CLA to make reference, in connection with its opinion, to the subject matter of such disagreements and (ii) there was no “reportable event” as defined in Item 304(a)(1)(v) of Regulation S-K.

In November 2022, the audit committee also approved the appointment of Baker Tilly US, LLP as the company’s independent registered public accounting firm to perform independent audit services, effective upon completion of the audit of the company’s consolidated financial statements for the fiscal year ending December 31, 2022. The selection of Baker Tilly US, LLP as the company's independent registered accounting firm was recommended by the audit committee and approved by the Board.

During the company’s fiscal years ended December 31, 2021 and December 31, 2020 and in the subsequent interim period through September 30, 2022, neither the company nor anyone on its behalf consulted with Baker Tilly US, LLP regarding either: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the company’s consolidated financial statements, and neither a written report was provided to the company nor oral advice was provided to the company that Baker Tilly US, LLP concluded was an important factor considered by the company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v), respectively.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit and other services rendered by Baker Tilly US, LLP (BT) for the audit of our annual financial statements for 2023, and fees for other services rendered by CliftonLarsonAllen (CLA) for 2022.

Description of Fees	BT Fees 2023	CLA Fees 2022
Audit Fees(1)	$293,000	$204,200
Audit-Related Fees(2)	36,000	32,883
All Other Fees(3)	12,946	1,894

Total Audit, Audit-Related, and Other Fees	$341,946	$238,977

(1)

Audit fees consisted of the annual audit and quarterly reviews of our consolidated financial statements, statutory audit and assistance with and review of documents filed with the SEC, and also the audit of internal controls over financial reporting.

(2)	Audit-related fees consisted of employee benefit plan audits and audit of compliance with HUD-assisted programs.
(3)	The amounts relate to out of pocket costs primarily for travel, postage and printing.

Approval of Independent Registered Public Accounting Firm Services and Fees

The audit committee pre-approved all of the services provided by BT and CLA, our independent registered public accounting firms during 2023 and 2022, respectively. BT provided no other services to the company, other than those noted above.

The audit committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to approve annually all known audit services and, on a case-by-case basis, pre-approve any additional unanticipated charges for the audit, audit related services, and recurring permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The audit committee reviews each non-audit service to be provided and assesses the impact of the service on the registered public accounting firm’s independence. In addition, the audit committee may pre-approve other non-audit services during the year on a case-by-case basis. Pursuant to a policy adopted by the audit committee, the chair of the audit committee is authorized to pre-approve certain limited audit and non-audit services described in Section 10A(i)(1)(B) of the Exchange Act. Mr. Bolton, as the chair of the audit committee, pre-approved $9,500 of unanticipated additional charges for audit services and $4,500 for audit related services in 2023 and did not approve any non-audit services pursuant to this authority in 2023 or 2022.

Report of the Audit Committee

The audit committee has reviewed and discussed the company’s audited financial statements for the year ended December 31, 2023 with management and BT, the company’s independent registered public accounting firm. The audit committee has also discussed with BT the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The audit committee received and reviewed the written disclosures and the letter from BT required by the applicable standards of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with BT its independence with respect to the company. Based on the review and discussions with management and BT, the audit committee recommended to the board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2023, to be filed with the SEC.

Members of the Audit Committee

Jeffrey W. Bolton, Sequoya S. Borgman, David R. Oeth

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 1, 2024, the beneficial ownership of: (i) each stockholder known by management to beneficially own more than five percent of the outstanding common stock, (ii) each of the current executive officers listed in our Summary Compensation Table, (iii) each director and director nominee, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the listed beneficial owner has sole voting power and investment power with respect to the shares of common stock. At March 1, 2024, there were 4,462,555 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(13)	Percentage of Outstanding Shares
HMN Financial, Inc. Employee Stock Ownership Plan (1) 1016 Civic Center Drive NW Rochester, MN 55901	482,007	10.08%
AllianceBernstein LP (2) 501 Commerce Street Nashville, TN 37203	439,698	9.85
M3 Funds, LLC (3) 2070 E21005, Suite 250 Salt Lake City, UT 84109	331,107	7.42
Tontine Financial Partners LP (4) 1 Sound Shore Drive, Suite 304 Greenwich, CT 06830	314,748	7.05
FJ Capital Management LLC(5) 1313 Dolly Madison Blvd, Ste 306 McLean, VA 22101	283,453	6.35
Dimensional Fund Advisors LP (6) 6300 Bee Cave Road, Building One Austin, TX 78746	269,649	6.04
Fourthstone LLC (7) 575 Maryville Centra Drive, Suite 110 St. Louis, MO 63141	256,383	5.75

Directors, Director Nominees and Executive Officers:
Pamela K. Bishop	679	*
Jeffrey W. Bolton	4,576	*
Sequoya S. Borgman	4,404	*
Jon J. Eberle (8)	67,073	1.50
Bradley C. Krehbiel (9)	181,139	4.04
Lawrence D. McGraw (10)	84,526	1.89
David R. Oeth	799	*
Wendy S. Shannon(11)	8,296	*
Mark E. Utz (12)	8,692	*
Barbara Butts Williams	2,464	*
Hans K. Zietlow	10,428	*
All directors, director nominees and executive officers of the company as a group (11 persons)	373,076	8.36

*         Less than 1%.

(1)

As reported on a Schedule 13G/A filed on February 14, 2024, reflecting beneficial ownership as of December 31, 2023. Of the 482,007 shares of common stock held by the HMN Financial, Inc. Employee Stock Ownership Plan (ESOP), 348,225 shares were allocated to accounts of participants. Matrix Trust Company, Phoenix Arizona (Matrix), the trustee of the ESOP, may be deemed to beneficially own the shares of common stock held by the ESOP. Matrix expressly disclaims beneficial ownership of these shares. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares of common stock allocated to their accounts under the ESOP. Unallocated shares or allocated shares for which no voting instructions are received are voted by the trustee in the same proportion as allocated shares for which instructions have been received from participants. The ESOP shares voting and dispositive power over the allocated shares and has sole voting and dispositive power over the remaining unallocated shares.

(2)

As reported on a Schedule 13G filed on February 14, 2024, reflecting beneficial ownership as of December 31, 2023. All of the reported shares are owned directly by AllianceBernstein LP. The amount reported represents 439,698 shares of common stock held by AllianceBernstein LP.

(3)

As reported on a Schedule 13G/A filed on February 13, 2024, reflecting beneficial ownership as of December 31, 2023. All of the reported shares are owned directly by M3 Partners, LP whose general partner is M3 Funds, LLC (the General Partner) and whose investment adviser is M3F, Inc. The General Partner and the Investment Adviser could each be deemed to be indirect beneficial owners of the reported shares and could be deemed to share such beneficial ownership with M3 Partners. The amount reported represents 331,107 shares of common stock held by M3 Partners, LLC.

(4)

As reported on a Schedule 13D/A filed on July 28, 2021, reflecting beneficial ownership as of July 21, 2021. Tontine Financial Partners LP is an investment management firm. Tontine Financial Partners LP does not have sole voting or dispositive power with respect to the shares, but holds shared voting and dispositive power with respect to 314,748 shares. Tontine Management, LLC, the general partner of Tontine Financial Partners LP, has the power to direct the affairs of Tontine Financial Partners, L.P., including decisions respecting the receipt of dividends from, and the disposition of the proceeds from the sale of, the shares. Jeffrey Gendell is the managing member of Tontine Management, LLC and in that capacity directs its operations. Mr. Gendell reported shared voting and disposition power with respect to 314,748 shares.

(5)

As reported on a Schedule 13G filed on February 8, 2023, reflecting beneficial ownership as of December 31, 2022. FJ Capital Management LLC is an investment adviser. The amount reported represents 63,453 shares of common stock held by Financial Opportunity Fund LLC, 88,440 shares of common stock held by Financial Hybrid Opportunity Fund LLC, and 131,560 shares of common stock held by Financial Hybrid Opportunity SPV I LLC, of which FJ Capital Management LLC is the managing member, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership of these shares.

(6)

As reported on a Schedule 13G filed on February 14, 2024, reflecting beneficial ownership as of December 29, 2024. Dimensional Fund Advisors LP is an investment adviser. The amount reported represents shares of common stock held in various advisory accounts. No account has an interest relating to more than 5% of the outstanding shares of common stock. Dimensional Fund Advisors LP exercises sole dispositive power with respect to 269,649 shares and sole voting power with respect to 268,453 shares. In its role as investment advisor, Dimensional Fund Advisors LP may be deemed to be the beneficial owner of the shares held by it. Dimensional Fund Advisors, LP expressly disclaims beneficial ownership of these shares.

(7)

As reported on a Schedule 13G/A filed on February 14, 2024, reflecting beneficial ownership as of December 31, 2023. Fourthstone LLC, an investment adviser, and reports that it directly held 256,383 shares on behalf of its advisory clients and has shared voting and dispositive power with respect to all such shares. Fourthstone Master Opportunity Fund Ltd. has shared voting and dispositive power with respect to 183,321 shares. Fourthstone GP LLC has shared voting and dispositive power with respect to 73,062 shares. Fourthstone QP Opportunity Fund LP has shared voting and dispositive power with respect to 56,264 shares. Fourthstone Small-Cap Financials Fund LP has shared voting and dispositive power with respect to 16,798. L. Phillip Stone, IV has shares voting and dispositive power with respect to 256,383 shares. Fourthstone GP LLC is the general partner of, and may be deemed to beneficially own securities owned by, Fourthstone QP Opportunity Fund LP and Fourthstone Small-Cap Financial Fund LP.

(8)	Includes 18,987 shares of common stock allocated to Mr. Eberle’s account under the ESOP.

(9)	Includes 23,205 shares of common stock covered by options which are currently exercisable and 16,787 shares of common stock allocated to Mr. Krehbiel’s account under the ESOP.

(10)	Includes 11,024 shares of common stock covered by options which are currently exercisable and 7,474 shares of common stock allocated to Mr. McGraw’s account under the ESOP.

(11)	Includes 3,691 shares of common stock held jointly with her spouse.

(12)	Includes 1,407 shares of common stock held jointly with his spouse.

(13)

For directors, director nominees and executive officers, includes shares of common stock held directly as well as shares of common stock held jointly with family members (if these shares are deemed to be beneficially owned by the director or officer), allocated to ESOP accounts, held in a fiduciary capacity or by certain family members, or that are covered by rights to acquire, including options, that are currently exercisable.

DIRECTOR COMPENSATION

Our compensation program for non-employee directors is approved by the board based on recommendations from the compensation committee. All of our directors also serve as directors of our banking subsidiary. A director who is also our employee receives no additional compensation for services as a director. During 2023, non-employee members of our board of directors were entitled to receive the following cash fees for their services to us and our banking subsidiary:

	Description of Fees
	Chair of the Board	Non-employee Director	Chair of the Audit Committee	Other Committee Chairs
Monthly fee	$3,000	$1,250	—	—
Board meeting attendance fee	$500	$500	—	—
Audit Committee attendance fee	—	$500	$1,500	—
Other board committee attendance fees	—	$300	—	$900

Our 2023 schedule for cash fees payable to non-employee members of our board of directors did not change from our 2022 schedule. In aggregate there was no increase in the overall cash attendance and monthly retainer fees paid to the board in 2023 compared to the previous year. Pursuant to our Director Stock Purchase Plan non-employee directors may elect to have some or all of their quarterly cash fees used by an agent selected by the company to purchase shares of the company’s common stock in the stock market for their individual accounts.

In order to enhance alignment between directors and stockholders, on the annual meeting date each non-employee director receives a restricted stock award of $4,000. The number of shares to be awarded is determined by dividing the award amount by the closing sale price of the company’s common stock on the Nasdaq stock market on the date of grant. These shares vest on the day before the next annual meeting (or upon a change in control or the death or disability of the director) but remain non-transferable so long as the director recipient remains a member of our board of directors. In addition, to further increase equity ownership by our board members, each non-employee director receives on each of their first three annual meetings a restricted stock award of $5,000 under the 2017 Equity Incentive Plan, and for the first three years of board service, monthly and attendance fees will be paid 60% in cash and 40% in shares of our common stock.

In accordance with the compensation program set forth above, our non-employee directors received the following total compensation for their service during 2023 on our board of directors:

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($) (4)	Total ($)
Allen Berning (3)	8,680	0	8,680
Pamela Bishop (3)	15,820	8,987	24,807
Jeffrey Bolton	28,050	8,987	37,037
Sequoya Borgman	21,950	3,984	25,934
Bernard Nigon (3)	10,480	0	10,480
David Oeth (3)	17,970	8,987	26,957
Wendy Shannon	49,300	3,984	53,284
Mark Utz	25,200	3,984	29,184
Barbara Butts Williams	22,350	8,987	31,337
Hans Zietlow	23,300	3,984	27,284

(1)

Pursuant to our Directors Deferred Compensation Plan, we allow non-employee directors to defer receipt of their fees until January 30 of the calendar year immediately following the date in which they cease to be a member of the board. We pay deferred fees yearly, over a period of ten years or less. Deferred fees earn interest at a rate equal to our bank subsidiary’s cost of funds on November 30 of each year in which the fees are deferred. No directors elected to defer any of the board fees earned in 2023.

(2)

For 2023, each non-employee director could elect to receive some or all of their retainer payments and fees in the form of shares of the company’s common stock, with the number of shares determined in accordance with the terms of the Director Stock Purchase Plan. The following directors made such elections and received the number of shares indicated for 2023:

Name	Shares Received (#)	Cash Compensation Used to Purchase Stock ($)
Pamela Bishop	301	6,328
Jeffrey Bolton	1,361	28,050
Sequoya Borgman	650	13,725
David Oeth	425	8,985
Wendy Shannon	480	9,860
Mark Utz	849	17,640
Barbara Butts Williams	434	8,940
Hans Zietlow	1,131	23,300

(3)

Allen Berning and Bernard Nigon reached their board term limits in 2023 and their terms expired upon conclusion of the April 25, 2023 annual meeting. Pamela Bishop and David Oeth were elected at the same annual meeting.

(4)

Following the completion of our annual meeting on April 25, 2023, each non-employee director was awarded a restricted stock award of 211 shares of the company’s stock based on the closing stock price of $18.88 on that date. In addition, Ms. Bishop, Mr. Bolton, Dr. Barbara Butts Williams, and Mr. Oeth received an additional 265 shares under the board’s practice of issuing restricted stock awards to new directors in each of their first three years serving on the board. The shares awarded will vest on April 22, 2024. The amounts shown in the “Stock Awards” column represent the grant date fair value of each of these awards computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date. There were no other unvested equity awards issued to our directors at December 31, 2023 other than those issued in 2023.

EXECUTIVE COMPENSATION

The following tables and narrative provide information about the compensation program for our named executive officers (“NEOs”) for 2023, who are:

●	Bradley C. Krehbiel, President and Chief Executive Officer of the company and bank;

●	Jon J. Eberle, Senior Vice President, Chief Financial Officer and Treasurer of the company and Executive Vice President, Chief Financial Officer and Treasurer of the bank; and

●	Lawrence D. McGraw, Executive Vice President and Chief Operating Officer of the bank.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1) (2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Bradley C. Krehbiel	2023	392,000	60,162	22,062	23,797	498,021
President and CEO of the company and bank	2022	356,889	77,885	60,187	22,054	517,015

Jon J. Eberle	2023	262,158	40,821	28,920	24,156	356,055
Senior Vice President, CFO and Treasurer of the company and Executive Vice President, CFO and Treasurer of the bank	2022	242,013	52,850	40,858	22,927	358,648

Lawrence D. McGraw	2023	272,353	40,821	15,028	22,447	350,649
Executive Vice President and COO of the bank	2022	242,013	52,850	40,858	21,496	357,217

(1)

The amounts reported in this column represent the grant-date fair values of restricted stock awards granted to each of the NEOs in January 2023 and January 2022 under the company’s Executive Management Incentive Plan (the EMI Plan). The amounts shown are computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date.

(2)	In January of 2024, restricted stock awards were granted to each of the NEOs in partial payment of the amount earned by each NEO for 2023 under the EMI Plan, as follows:

Name	Shares Received (#)	Grant-Date Fair Value ($)
Bradley C. Krehbiel	2,004	44,088
Jon J. Eberle	1,314	28,908
Lawrence D. McGraw	1,365	30,030

The amounts shown are computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date.

(3)

Amounts shown in this column represent cash payments made under the EMI Plan. These amounts are considered earned during the respective years indicated for services rendered during those years, but were paid to the respective NEOs early in the following year after certification by the compensation committee of the degree to which the performance goals for the applicable year were met.

(4)

All Other Compensation provided to our NEOs consists of employer contributions to our 401(k) plan, the value of shares of our common stock allocated to the NEO’s accounts under our ESOP, employer paid life insurance premiums, and auto allowances.

Incentive Compensation Reflected in the Summary Compensation Table

Executive Management Incentive Plan. Our Executive Management Incentive Plan (the “EMI Plan”) provides performance-based annual incentive compensation opportunities to executives designated by the compensation committee. Participants are eligible to earn payouts based on the degree to which pre-defined performance objectives established by the compensation committee have been achieved over the course of a calendar year performance period. The performance objectives are based on performance criteria approved by the compensation committee, such as net income, credit quality, return on equity, return on assets and performance against strategic objectives.

The EMI Plan provides that for any performance period, the company must achieve a minimum net income objective before any award will be paid under the EMI Plan, and must achieve a specified minimum credit quality objective before any portion of an award based on company-wide performance objectives may be paid. In addition, any EMI Plan participant must receive an individual performance rating of “meets expectations” or better for a performance period in order to be eligible for a payout. Provided these threshold performance requirements are satisfied, payout amounts will be determined based on the degree to which other pre-defined performance objectives, which may be company-wide, subsidiary, departmental or individual, have been achieved during the performance period. Incentive award opportunities for each EMI Plan participant will be established by the compensation committee for each performance period based on the participant’s actual salary earned during the performance period.

A participant must be an active employee of the company or one of its subsidiaries on the award payout date in order to receive a payout, unless the participant terminates employment due to death or disability during the performance period (in which case, the participant may, at the compensation committee’s discretion, receive a pro rata payout of the award otherwise earned during the performance period) or after the performance period is completed but prior to the payment date (in which case, the participant will be entitled to the full earned amount of the EMI Plan award).

The payout amount is delivered following the end of the applicable performance period, usually in a combination of cash and equity awards, the ratio of which will be determined annually, in advance, by the compensation committee. EMI Plan participants may, at the discretion of the compensation committee, elect for a greater portion of their awards to be paid in equity than the allocation prescribed by the compensation committee. The form of equity awarded may, at the discretion of the compensation committee, be selected by the participant. If the equity award is in the form of restricted stock, the number of shares of restricted stock awarded is determined by dividing the dollar value of the participant’s equity award portion of the payout amount by the fair market value per share of our common stock on the date of grant. If the equity award is in the form of stock options, the number of shares subject to each option awarded is determined by dividing the dollar value of the participant’s equity award payout amount by the per share grant date fair value of the option determined using the Black-Scholes option valuation model. All equity awards vest in accordance with a time-based schedule specified by the compensation committee. If a participant terminates employment during the vesting period, the participant will forfeit any unvested equity awards unless termination occurs due to death or disability, in which case all equity awarded under the EMI Plan will immediately vest. All equity awards will also immediately vest upon a change in control of the company, as defined in the company’s 2017 Equity Incentive Plan.

EMI Plan Payouts for 2023. For the 2023 performance period, the compensation committee approved a target incentive opportunity under the Plan of 30% of base salary for each of the NEOs, with threshold and maximum payouts equal to 15% and 60% of base salary, respectively. The dollar value of any payout was to be delivered 50% in cash and 50% in equity awards, subject to a participant’s election to receive a greater percentage in equity awards. For 2023, no NEOs elected to receive more than 50% of their payout in the form of a restricted stock award. These restricted stock awards are scheduled to vest as to one-third of the shares subject to the award on each January 27 of the first three years following the grant date. Because both of the threshold performance requirements of achieving at least $4.5 million in net income and limiting classified assets to less than 50% of total assets were satisfied, application of the second-level performance objectives involving deposit growth, pre-tax earnings and individual objectives resulted in the committee approving payouts to the NEOs as follows:

Name	% of Base Pay	Cash Payout(1) ($)	Restricted Stock Award(2) (# shares)
Bradley C. Krehbiel	16.9%	22,062	2,004
Jon J. Eberle	22.5%	28,920	1,314
Lawrence D. McGraw	16.9%	15,028	1,365

(1)	The cash payout shown for each executive is included as a 2023 amount in the Non-Equity Incentive Plan column of the Summary Compensation Table.
(2)

The restricted stock awards were granted to Messrs. Krehbiel, Eberle and McGraw in January 2024, based on a closing stock price of $22.00 on the date of grant and are not included in the 2023 Summary Compensation Table as they were granted in 2024.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table summarizes the outstanding stock option and restricted stock awards held by our NEOs on December 31, 2023.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)
Bradley C. Krehbiel	23,205	—	11.21	1/27/2026	6,328	145,544

Jon J. Eberle	—	—	—	—	4,294	98,762

Lawrence D. McGraw	11,024	—	11.21	1/27/2026	4,294	98,762

(1)

Of Mr. Krehbiel’s unvested restricted shares, 3,408 shares vest on January 27, 2024, 1,992 shares vest on January 27, 2025, and 928 shares vest on January 27, 2026. Of Mr. Eberle’s and Mr. McGraw’s unvested restricted shares, 2,312 shares vest on January 27, 2024, 1,352 shares vest on January 27, 2025, and 630 shares vest on January 27, 2026.

(2)	Based on the $23.00 closing market price of our common stock as reported by Nasdaq on December 29, 2023, the last trading day of 2023.

As described in footnote 2 to the Summary Compensation Table, in January 2024 all of our NEOs received restricted stock awards that were earned in 2023. These awards are not, however, reflected in the table above as they were not outstanding at December 31, 2023.

Other Compensation Arrangements

Benefits. Our NEOs participate on an equal, nondiscriminatory basis with all other employees in our medical insurance plan, medical reimbursement plan, childcare plan, long-term disability plan, group life insurance plan and 401(k) plan. The 401(k) plan provides a 25% company match on employee contributions up to 8% of the employee’s salary subject to IRS limits.

Our NEOs also participate on a nondiscriminatory basis in our ESOP, in which all employees are eligible to participate after they complete one year of service. Shares held by the ESOP are allocated to eligible participant accounts based on the percentage relationship between the participant’s compensation (subject to limits) and the aggregate compensation of all plan participants. The value of the ESOP contributions vary based on the price of our common stock and for 2023 represented between 3.7% and 5.1% of each NEO’s base salary amount.

Because they have been employed by us since before September 2002, Messrs. Krehbiel and Eberle are also participants in a broad-based multi-employer comprehensive pension plan under which their benefits have been frozen since September 2002. The benefits to be received under the Plan are based on the years of service and compensation levels of the executives while the Plan was active. At age 65, Mr. Krehbiel will be entitled to annual payments of $2,567, and Mr. Eberle will be entitled to annual payments of $4,141.

Severance Agreements. We are party to executive severance agreements with Messrs. Krehbiel, Eberle and McGraw. The severance agreements have a one year term and are automatically extended for a one year renewal term unless either party provides notice of non-renewal to the other party at least 60 days prior to any automatic renewal date.

The severance agreements provide that if the executive’s employment is involuntarily terminated without cause (and other than as a result of his death or disability), or if he resigns for “good reason” (either event referred to as a “Qualifying Termination”), in either case on the date of a change in control or within two years thereafter, then he will be entitled to receive lump sum cash payments equal to (i) two times the sum of his annualized base salary as of the termination date and his target annual incentive bonus for the calendar year in which the employment termination date occurs, (ii) 24 times the monthly amount that the company or the bank then pays as its share of the premiums for coverage for the executive and his eligible spouse and dependents under the company’s or bank’s health and dental insurance plans, (iii) 24 times the monthly amount the company or the bank then pays for its share of the premiums for life and disability insurance coverage for the executive under the company’s or the bank’s then current plans, and (iv) accelerated vesting of any equity incentive award to the executive that is outstanding under a company equity-based compensation plan as of the termination date.

The severance agreements also provide that if the executive experiences a Qualifying Termination other than on the date of or within two years after a change in control, then he will be entitled to receive the following severance payments and benefits: (i) payment of an amount equal to one and one-half times the sum of his annualized base salary as of the termination date and his target annual incentive bonus for the calendar year in which the employment termination date occurs, payable in substantially equal installments in accordance with the company’s regular payroll practices over the 18 month period for Mr. Krehbiel, and the 12 month period for the other named executive officers, following the termination date; (ii) if he elects COBRA continuation coverage under the company’s or the bank’s health and dental insurance plans for himself and his eligible dependents, payment of the employer portion of the premiums for such coverage for 18 months or until he becomes eligible for health insurance coverage from another employer, (iii) a lump sum payment equal to 18 times the monthly amount the company or the bank then pays for its share of the premiums for life and disability insurance coverage for the executive under the company’s or the bank’s then current plans, and (iv) accelerated vesting of any equity incentive awards held by the executive that are outstanding under a company equity-based compensation plan as of the termination date.

Payment of any and all severance benefits under the severance agreements is conditioned upon the executive first signing and not rescinding a release of claims against the company and the bank, and remaining in compliance, during his period of employment and for 18 months after a Qualifying Termination, with his obligations not to compete with the company or the bank, not to hire or attempt to hire away from the company or the bank any employee of the company or the bank, and not to solicit, induce or attempt to induce any customer, vendor or supplier of the company or the bank to cease doing business with either.

For purposes of the severance agreements, a “change in control” is defined in the same manner as in the company’s 2017 Equity Incentive Plan, and generally occurs if (i) a third-party acquires or becomes the beneficial owner of 35% or more of the outstanding voting stock of the company or the bank (other than in an acquisition of voting securities directly from the company or the bank); (ii) a majority of the members of the company’s board are replaced as a result of an actual or threatened election contest; (iii) a merger or consolidation involving the company or the bank, or a sale or other disposition of all or substantially all of the assets of the company or the bank, is consummated that changes ownership of the company or the bank by 35% or more; or (iv) the company’s stockholders approve a complete liquidation or dissolution of the company or the bank.

The severance agreements provide that “good reason” for a resignation generally occurs if there is a material diminution in the executive’s authority, duties, responsibilities or base salary or in the budget over which he retains authority, there is a requirement that he report to an officer of the company or the bank rather than to the board of the company or the bank, his principal place of employment is relocated more than 35 miles from its current location, or there occurs a material breach by the company or bank of the agreement or any other agreement then in effect with the executive. Good reason for termination will not, however, exist if he fails to notify the company within 90 days of the occurrence of any of the foregoing events or if the company cures any such event within 30 days of the receipt of such notice.

The amounts payable pursuant to the severance agreements will, if necessary, be reduced to the largest aggregate amount that will result in no portion of such payments, when aggregated with other compensation that is deemed contingent on a change in ownership or effective control of our company or the bank, being considered a “parachute payment” under Section 280G of the Internal Revenue Code. In addition, any amount otherwise payable under the severance agreements may be paid only if such payment is then permitted under the “golden parachute regulations” adopted by the Federal Deposit Insurance Corporation.

PAY VERSUS PERFORMANCE DISCLOSURE

Pay Versus Performance Table

The following table sets forth additional compensation information of our CEO and our other NEOs (averaged) along with total shareholder return and net income for our fiscal years ending in 2021, 2022 and 2023:

Year	Summary Compensation Table Total for PEO(i)	Compensation Actually Paid (CAP) to PEO(ii)	Average Summary Compensation Table Total for Non-PEO NEOs(i)(iii)	Average Compensation Actually Paid (CAP) to Non-PEO NEOs(iv)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return(v)	Net Income (in thousands)
2023	$498,021	$510,418	$353,352	$361,788	$135.47	$6,005
2022	$517,015	$496,444	$357,933	$343,636	$125.47	$8,045
2021	$521,302	$568,441	$360,531	$395,162	$143.43	$13,564

(i)

Bradley C. Krehbiel served as President and Chief Executive Office of the company and the bank throughout the periods reported. Because Mr. Krehbiel and Mr. Eberle have been employed by us since before September 2002, they also participate in a broad-based multi-employer comprehensive pension plan under which his benefits have been frozen since September 2002. We did not report a change in pension value for any of the years reflected in this table; therefore, an adjustment to the Summary Compensation Table (SCT) totals related to pension value is not needed.

(ii)

The following is a reconciliation of compensation actually paid to the principal executive officer to the total compensation amount disclosed for the same principal executive officer in the Summary Compensation Table.

Year	SCT Total for PEO	Equity Adjustment	CAP to PEO
	(a)	(b)	(a) + (b) = (c)
2023	$498,021	$12,397	$510,418

The equity component of compensation actually paid is further detailed in the supplemental tables below calculated in accordance with the SEC methodology for determining the same for each year shown.

PEO Equity Adjustments for fiscal year ended December 31, 2023:

Equity Type	Fair Value at 12/31/2023 of Equity Awards Granted in 2023 that are Outstanding and Unvested at Year- end	Change in Fair Value from 12/31/ 2022 to 12/31/2023 of Awards Granted in Prior Years’ Outstanding and Unvested at 12/31/2023	Awards Awarded Prior to 2023 and Vested in 2023 Change in Fair Value from 12/31/2022 to the Vesting Date	Fair Value of Awards Forfeited in 2023 as measured FYE 2022	Dividends Paid in 2023 Prior to Vesting Date	SCT Stock Awards	Equity Adjustment to CAP
	(a)	(b)	(c)	(d)	(e)	(f)	(a) + (b) + (c) - (d) +(e) – (f) = (g)
RSAs	$64,032	$6,967	$1,560	$0	$0	$60,162	$12,397

(iii)	The other named executive officers reflected in columns (d) and (e) represent the following individuals for all periods presented:
•	Jon J. Eberle, Senior Vice President, Chief Financial Officer and Treasurer of the company and Executive Vice President, Chief Financial Officer and Treasurer of the bank
•	Lawrence D. McGraw, Executive Vice President and Chief Operating Officer of the bank

(iv)

The following is a reconciliation of average compensation actually paid to Non-PEO named executive officers from the average total compensation amount disclosed in the Summary Compensation Table for such persons.

Year	Average SCT Total for Non-PEO NEOs	Equity Adjustment	Average CAP to Non- PEO NEOs
	(a)	(b)	(a) + (b) = (c)
2023	$353,352	$8,436	361,788

The equity component of average Non-PEO compensation actually paid is further detailed in the supplemental tables below calculated in accordance with the SEC methodology for determining compensation actually paid for each year shown.

Average Non-PEO Equity Adjustments for fiscal year ended December 31, 2023:

Equity Type	Fair Value at 12/31/2023 of Equity Awards Granted in 2023 that are Outstanding and Unvested at Year- end	Change in Fair Value from 12/31/ 2022 to 12/31/2023 of Awards Granted in Prior Years’ Outstanding and Unvested at 12/31/2023	Awards Awarded Prior to 2023 and Vested in 2023 Change in Fair Value from 12/31/2022 to the Vesting Date	Fair Value of Awards Forfeited in 2023 as measured FYE 2022	Dividends Paid in 2023 Prior to Vesting Date	SCT Stock Awards	Equity Adjustment to CAP
	(a)	(b)	(c)	(d)	(e)	(f)	(a) + (b) + (c) - (d) + (e) – (f) = (g)
RSAs	$43,447	$4,701	$1,109	$0	$0	$40,821	$8,436

(v)

Total shareholder return as calculated based on a fixed investment of one hundred dollars measured from the market close on December 31, 2020 (the last trading day of 2020) through and including the end of the fiscal year for each year reported in the table.

Relationship between Pay and Performance

The chart shown below presents a graphical comparison of compensation actually paid to our PEO and the average compensation actually paid to our Non-PEO NEOs set forth in the Pay Versus Performance Table above, as compared against our total shareholder return and net income.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2023, for compensation plans under which equity securities may be issued.

	(a)	(b)	(c)
Plan Category	Number of Securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Equity compensation plans approved by stockholders	34,229	$11.21	318,040
Equity compensation plans not approved by stockholders	–	–	–

Total	34,229	$11.21	318,040

(1)	Reflects shares available for future issuance under our stockholder approved 2017 Equity Incentive Plan other than upon the exercise of an outstanding option.

ADDITIONAL INFORMATION

We are furnishing our Annual Report on Form 10-K, including financial statements, for the year ended December 31, 2023, to each stockholder with this proxy statement. Stockholders who wish to obtain an additional copy of our Annual Report on Form 10-K filed with the SEC, for the year ended December 31, 2023, may do so without charge by writing to Chief Financial Officer, 1016 Civic Center Drive NW, Rochester, Minnesota 55901. The Annual Report on Form 10-K is also available online at www.hmnf.com or https://hmn-financial-inc.ir.rdgfilings.com.

HMN FINANCIAL, INC.

By Order of the Board of Directors

Cindy K. Hamlin Secretary

Dated: March 21, 2024

HMN FINANCIAL, INC.
Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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Use the Internet to vote your proxy.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by April 22, 2024.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

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The Board of Directors Recommends You Vote "FOR" Each of the Nominees in Proposal 1, "FOR" Proposal 2, and "FOR" Proposal 3.

1. Election of directors: 01 Bradley Krehbiel 02 Mark Utz 03 Barbara Butts Williams ☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Advisory vote to approve executive compensation ☐ For ☐ Against ☐ Abstain

3. Ratification of Baker Tilly US, LLP as our independent auditor for fiscal year 2024 ☐ For ☐ Against ☐ Abstain

NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the Annual Meeting, or any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

HMN FINANCIAL, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 23, 2024
10:00 a.m. CT

To register for the virtual meeting, please follow the instructions below:

- Visit **register.proxypush.com/hmnf** by 4:00 p.m. CT, April 21, 2024, on your smartphone, tablet or computer.
- As a stockholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card/notice.

After registering, you will receive a confirmation email. Approximately one hour prior to the start of the meeting an email will be sent to the email address you provided during registration with a unique link to the virtual meeting.

HMN FINANCIAL, INC.

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Tuesday, April 23, 2024.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" each of the nominees in Proposal 1, "FOR" Proposal 2, and "FOR" Proposal 3.

By signing the proxy, you revoke all prior proxies and appoint Jon J. Eberle and Cindy K. Hamlin, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements of such Annual Meeting.

See reverse for voting instructions.